Exhibit 99.1

ZEO ScientifiX Expands Medical Advisory Board with Leaders in Regenerative and Longevity Medicine
Company strengthens scientific leadership as regenerative medicine gains national momentum

DAVIE, FLORIDA — June 9, 2026 — ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO ScientifiX” or the “Company”), a biologics research and products company and a leader in educating physicians on the science of regenerative medicine, today announced the expansion of its Medical Advisory Board with the addition of nine highly-recognized physicians and scientific innovators across key disciplines in regenerative and longevity medicine. As access to regenerative medicine in the United States expands, with states such as Georgia and Tennessee and others expected to follow Florida in advancing supportive legislation, ZEO ScientifiX continues to focus on deepening its scientific foundation by assembling a multidisciplinary advisory board spanning orthopedics, oncology, longevity science, pain management, plastic surgery, and advanced biologic therapies.

The Company’s Medical Advisory Board now represents a growing network of physicians, researchers, and clinical specialists committed to advancing scientific rigor, clinical standards, and physician education in a rapidly evolving field.

Leading With Research, Not Marketing

Since its founding, ZEO ScientifiX has taken a deliberate approach to growth: build the science first and then share its knowledge with the medical community.

The Company’s Medical Advisory Board is not an endorsement vehicle. It serves as a core scientific body that researches clinical protocols currently used in the medical field, evaluates emerging research, and ensures that all physician-facing education and biologic offerings meet the highest standards of clinical integrity.

The newly expanded board reflects that commitment at scale.

New Advisory Board Members

The newly appointed advisors include:

●	Andrea Asseff-Llanes, DDS — board-certified dentist specializing in regenerative dental medicine

●	Elizabeth Parrish — founder and CEO of BioViva Sciences and a pioneer in gene-based longevity biotechnology

●	Faryal Farooqi, MD — physician specializing in longevity medicine and metabolic health

●	Michael Swartzon, MD — board-certified orthopedic sports medicine physician

●	Mark A. Rosenberg, MD — president and medical director of Advanced Medical Therapeutics and Integrative Cancer Therapeutics

●	Constantino Mendieta, MD — board-certified plastic surgeon known for innovations in regenerative surgical approaches

●	Neel Amin, MD — board-certified anesthesiologist and interventional pain medicine specialist; founder of Advanced Relief Institute

●	David Karli, MD — board-certified orthopedic surgeon and regenerative medicine researcher

●	Jacob Sanchez, CRNA, APRN — founder and CEO of Get Refreshed and certified registered nurse anesthesiologist specializing in aesthetic medicine and provider education.

They join an existing board that includes George C. Shapiro, MD, FACC, Zeo’s Chief Medical Officer and a director, who serves as Chairman of the Medical Advisory Board, along with other leading clinicians and researchers.

Advancing Clinical Innovation and Physician Education

Members of the Medical Advisory Board will provide strategic guidance on scientific development, clinical protocols, and physician education initiatives. They will also serve as faculty in ZEO ScientifiX educational programming, including the Physician-Led Patient Masterclass, as well as select programming tied to industry initiatives such as the XPRIZE Healthspan longevity prize competition, where ZEO ScientifiX was named a $101 million semi-finalist, and speaker engagements at the A4M Longevity Conferences.

“Medicine has traditionally focused on treating disease after it appears,” said Dr. George C. Shapiro. “Our long-term goal is to better understand and influence the biological systems that drive aging itself. Building a medical advisory board of this caliber reflects ZEO ScientifiX’s commitment to advancing regenerative medicine responsibly and with scientific discipline.”

Dr. Mark A. Rosenberg added: “I am excited to join the Medical Advisory Board for ZEO ScientifiX. The company is helping pioneer the next generation of regenerative medicine, and I’m honored to participate in advancing innovative therapies responsibly.”

Dr. Neel Amin added: “Biologic therapies represent one of the most exciting frontiers in modern healthcare. Our ability to harness cellular signaling to repair tissue, reduce inflammation, and restore function has the potential to fundamentally change how we treat chronic pain and degenerative conditions.”

A Board Built for What Comes Next

The regenerative medicine landscape is expanding rapidly, bringing both opportunity and variability in clinical quality, product standards, and patient education.

ZEO ScientifiX’s Medical Advisory Board will have a core goal of helping define and uphold those standards. The Company believes that as it continues to expand its physician network and scale its educational platforms, the depth and expertise of the Medical Advisory Board will serve as a direct resource for physician partners navigating the future of regenerative care.

Physicians interested in learning more about ZEO ScientifiX’s educational programs and partnership opportunities are encouraged to contact the Company directly.

About ZEO ScientifiX (OTCQB: ZEOX)

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is an SEC-reporting, clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics. Operating out of Nova Southeastern University’s Center of Collaborative Research, the Company translates emerging science into scalable clinical solutions. ZEO ScientifiX supplies clinicians seeking to drive clinical excellence and sustainable practice growth through its cutting-edge biologics and regenerative therapies. For more information, visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO ScientifiX has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact

ZEO ScientifiX, Inc.
Karlista Maroney
Director of Growth Strategy
ir@zeoscientifix.com

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